Exhibit 10.5

FIRST AMENDMENT TO OFFICE BUILDING LEASE

THIS FIRST AMENDMENT TO OFFICE BUILDING LEASE ("Amendment") is made as of this 12th day of December, 2018, by and between CIP 2014/SG ALISO OWNER, LLC, a Delaware limited liability company ("Landlord"), and GLAUKOS CORPORATION, a Delaware corporation ("Tenant").

RECITALS

A.Landlord and Tenant entered into that certain Office Building Lease dated November 14, 2018 (the "Original Lease"), pertaining to certain real property commonly known as 26600, 26650 and 26700 Aliso Viejo Parkway, Aliso Viejo, California, containing approximately 159,746 rentable square feet (the "Premises").

B.Landlord and Tenant desire to amend the Lease to, among other things, address issues related to parking at the Premises.

AGREEMENT

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Landlord and Tenant agree as follows:

1.	Annual Basic Rent. Section 1(k) of the Original Lease is amended and restated as follows:

Months of	Annual	Monthly Installments	Monthly Basic Rental Rate per Rentable Square Foot of
Lease Term	Basic Rent	of Basic Rent	the Premises**
1-12	--	$375,403.10*	$2.35
13-17	--	$386,665.19*	$2.42
18-24	$4,639,982.31^	$386,665.19	$2.42
25-36	$4,779,181.74	$398,265.14	$2.49
37-48	$4,922,557.13	$410,213.09	$2.57
49-60	$5,070,233.79	$422,519.48	$2.64
61-72	$5,222,340.77	$435, 195.06	$2.72
73-84	$5,379,010.94	$448,250.91	$2.81
85-96	$5,540,381.24	$461,698.43	$2.89
97-108	$5,706,592.56	$475,549.38	$2.98

109-120	$5,877,790.32	$489,815.86	$3.07
121-132	$6,054,123.96	$504,510.33	$3.16
133-144	$6,235,747.68	$519,645.64	$3.25
145-156	$6,422,820	$535,235	$3.35

*Abated. The Monthly Installments of Basic Rent are abated for the first seventeen (17) months of the Lease Term. Should Tenant at any time during the Term be in Default under the Lease, Tenant shall reimburse Landlord the amount of the unamortized (amortized on a straight-line basis over the initial Term with no interest factor) abated Monthly Installments of Basic Rent.

**Rounded.

^Annualized.

2.Parking. Section 33 of the Original Lease is revised by adding the following additional language:

Upon Tenant's request, Landlord shall, diligently and in good faith, negotiate and execute a commercially reasonable reciprocal access easement and parking agreement or similar documents (such as a Master Parking Plan) (collectively, the "REA") which provides for reciprocal easements (a) over existing and future driveways on the Project and Lot 2 for vehicular and pedestrian access, ingress and egress to and from Grand and Aliso Viejo Parkway; and (b) over existing and future parking areas on the Project and Lot 2 for the parking of motor vehicles. If the City of Aliso Viejo ("City") imposes certain requirements with respect to the REA, the Landlord will work in good faith with Tenant and the City to address such requirements imposed by the City. The REA shall provide for parking sufficient to satisfy the City's parking requirements with respect to the Project and Lot 2 unless the City grants an exception permit, an administrative use permit or similar variance in a form acceptable to the parties and the owner of Lot 2. In connection with the foregoing, Landlord shall meet and confer with the City as necessary and execute and deliver such documents as reasonably required by the City. Concurrently with Landlord's execution of the REA, Landlord and Tenant (in its capacity as the owner of Lot 2) shall execute and cause to be recorded a termination of that certain Access and Parking Easement Agreement recorded November 3, 2017, as amended. Each party shall bear its own costs in connection with the foregoing. Landlord's failure to perform its obligations under this Section 33 shall be deemed a default by Landlord under Section 24(f) of this Lease.

3.Notices. Section 1(b) of the Original Lease is revised by adding the following two additional parties to receive copies of Notices sent to Landlord in the "(For Notices") portion of such Section 1(b):

Patrick H.  O'Sullivan

Cross Harbor Capital Partners LLC

One Boston Place

Boston, MA 02108

Email: posullivan@CrossHarborCapital.com

Lauree E. Mansour, Esq.

Mansour Law Offices LLC

One Boston Place, Suite 2310

Boston, MA 02108

Telephone: (617) 624.8362

Email: lmansour@mansourlawofficcs.com

4.Full Force and Effect. Except as expressly modified hereby, the Lease shall remain unchanged and in full force and effect. All references herein and in the Lease to the "Lease" shall mean, unless the context clearly indicates to the contrary, the Lease as amended by this Amendment. Defined terms used herein shall have the meaning set forth in the Lease, unless a contrary meaning is contained in this Amendment.

5.No Oral Agreements. The Lease and this Amendment contain all of the agreements of the parties with respect to the matters set forth herein, except for those terms and conditions incorporated herein by reference. There are no oral agreements or understandings between the parties hereto affecting the Lease or this Amendment. Neither the Lease nor this Amendment can be changed or terminated orally but only by an agreement in writing signed by the party against whom enforcement or any waiver, change, modification or discharge is sought.

6.Successors and Assigns. This Lease, as amended hereby, shall apply to and bind Landlord and Tenant and their respective successors and assigns.

IN WITNESS WHEREOF, Landlord and Tenant have executed this Amendment as of the date first set forth above.

LANDLORD:	CIP 2014 SG ALISO OWNER LLC,
a Delaware limited liability company

	By:	Stillwater Investment Group, LLC, a California limited liability company its Authorized Signatory

		By:	/s/ John Drachman
		Name:	John Drachman
		Title:	President

TENANT:	GLAUKOS CORPORATION, a Delaware corporation

	By:	/s/ Thomas W. Burns
	Name:	Thomas W. Burns
	Title:	President & CEO

	By:	/s/ Joseph E. Gilliam
	Name:	Joseph E. Gilliam
	Title:	CFO